Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 7 to the Registration Statement (Form N-6 No. 333-141769) pertaining to LLANY Separate Account S for Flexible Premium Variable Life Insurance, which is incorporated by reference into Post-Effective Amendment No. 8, and to the use therein of our reports dated (a) April 1, 2011, with respect to the financial statements of  Lincoln Life & Annuity Company of New York and (b) April 19, 2011, with respect to the financial statements of LLANY Separate Account S for Flexible Premium Variable Life Insurance.

/S/ ERNST & YOUNG, LLP

Philadelphia, Pennsylvania
September 26, 2011